Exhibit 99.1

FOR IMMEDIATE RELEASE

Heidrick & Struggles Announces Strong Fourth Quarter and Record 2018 Results

Board of Directors approves 15% increase in first quarter cash dividend

CHICAGO, February 25, 2019 — Heidrick & Struggles International, Inc. (Nasdaq: HSII), a premier provider of executive search, leadership assessment and development, organization and team effectiveness, and culture shaping services globally, today announced financial results for its fourth quarter and year ended December 31, 2018.

2018 Fourth Quarter Financial Achievements and Highlights

•	Net revenue of $185.3 million increased 9.4% compared to 2017 fourth quarter

•	Executive Search net revenue grew 13.2% to $168.5 million, with all three regions contributing to the increase

•	Highest fourth quarter operating income in 11 years of $16.7 million

•	Net income increased to $11.2 million and diluted EPS was $0.58 with an effective tax rate of 30.0%

•	Raised first quarter cash dividend 15% to $0.15 per share from $0.13 per share

2018 Financial Achievements and Highlights

•	Record net revenue of $716.0 million increased 15.2% compared to 2017

•	Executive Search net revenue of $652.9 million grew 18.3%, with all three regions contributing to the increase

•	Executive Search consultant productivity and average revenue per executive search reach historical highs

•	General and administrative expenses reduced by $6.5 million to $140.8 million, and as a percent of net revenue the lowest since 2007 at 19.7%

•	Operating income grew to $68.9 million and operating margin of 9.6%, both the highest since 2007

•	Net income of $49.3 million and diluted EPS of $2.52 were both the highest in over a decade, with an effective tax rate of 30.1%

“We achieved another strong quarter that contributed to our second consecutive year of record net revenue as we execute on our plan to drive profitable growth and operating excellence,” stated Heidrick & Struggles’ President and Chief Executive Officer, Krishnan Rajagopalan. “The launch of Heidrick Consulting in 2018 perfectly complements our Executive Search business and enhances our ability to help clients navigate volatile and fast-changing markets. Our fourth quarter and 2018 results reflect the tremendous efforts and contributions of our employees globally and I extend my sincere appreciation.”

Rajagopalan added, “The new year has started well and our outlook for the executive search and leadership advisory markets is positive. Heidrick & Struggles continues to effectively introduce new data-driven, tech-enabled platforms and offer an expanded range of executive talent and human capital solutions to help our clients accelerate their performance. Our announcement last month of an exclusive agreement with Business Talent Group (BTG), for example, allows us to offer our clients seamless access to BTG’s pool of top-tier independent professionals for specialized project-based work. Our own digital transformation—driving and leveraging our propriety IP-based solutions and data—will continue to distinguish Heidrick & Struggles in the market, as will our commitment to building and fostering a diverse talent landscape. We help our clients change the world, one leadership team at a time.”

2018 Fourth Quarter Results

Driven by strong results in Executive Search, consolidated net revenue (revenue before reimbursements) increased 9.4%, or $15.9 million, to $185.3 million from $169.4 million in the 2017 fourth quarter. Excluding the impact of exchange rate fluctuations which negatively impacted results by $2.6 million, or 1.4%, consolidated net revenue increased 10.9% or $18.5 million. The company’s adoption of ASC 606 on January 1, 2018, increased consolidated net revenue by $2.9 million compared to the historical method of revenue recognition.

Executive Search net revenue increased 13.2% year over year, or $19.6 million, to $168.5 million from $148.9 million in the 2017 fourth quarter. All three regions contributed to this growth with net revenue increasing 20.2% in the Americas, 0.3% in Europe and 4.7% in Asia Pacific. Every industry practice also contributed, except the Financial Services practice which declined 1.0%.

There were 353 Executive Search consultants at December 31, 2018 compared to 346 at December 31, 2017 and 346 at September 30, 2018. Productivity, as measured by annualized Executive Search net revenue per consultant, was $1.9 million compared to $1.7 million in the 2017 fourth quarter. The number of confirmed searches increased 5.9% compared to the 2017 fourth quarter, and the average revenue per executive search was $142,000 compared to $132,800 in the 2017 fourth quarter.

Heidrick Consulting net revenue decreased 18.0%, or $3.7 million, to $16.8 million from $20.5 million in the 2017 fourth quarter. The decline reflects the impact of new revenue recognition accounting on enterprise license agreements, which increased deferred revenue thereby reducing net revenue in the quarter by approximately $1.1 million, as well as the company’s realignment initiatives within this segment. There were 66 Heidrick Consulting consultants at December 31, 2018 compared to 64 at December 31, 2017 and 66 at September 30, 2018.

Consolidated salaries and employee benefits expense increased 6.6%, or $8.3 million, to $133.3 million from $125.1 million in the 2017 fourth quarter. Fixed compensation expense increased $7.4 million, largely reflecting higher costs for talent acquisition and retention of consultants. Variable compensation expense increased $0.9 million, primarily reflecting higher bonus accruals for Executive Search consultant performance. Salaries and employee benefits expense improved to 72.0% of net revenue for the quarter compared to 73.8% in the 2017 fourth quarter.

General and administrative expenses declined 1.6%, or $0.6 million, to $35.3 million from $35.9 million in the 2017 fourth quarter. Savings were achieved in a number of expense categories, but lower internal travel expense and lower office occupancy costs were two of the largest drivers of the decline. As a percentage of net revenue, general and administrative expenses improved to 19.0% compared to 21.2% in the 2017 fourth quarter.

Operating income increased to $16.7 million from a loss of $18.8 million in the 2017 fourth quarter. The operating margin improved to 9.0%. Excluding impairment and restructuring charges totaling $27.2 million in the 2017 fourth quarter, adjusted operating income would have been $8.5 million and the adjusted operating margin would have been 5.0 percent. In the 2017 fourth quarter, the company recorded a non-cash impairment charge of $11.6 million to write off the carrying value of the intangible assets and goodwill related to its former Leadership Consulting business, and recorded restructuring charges of $15.7 million related to strategic actions taken to reduce overall costs and improve operational efficiencies.

Adjusted EBITDA in the 2018 fourth quarter increased $9.1 million or 68.7% to $22.2 million from $13.2 million in the 2017 fourth quarter. The Adjusted EBITDA margin was 12.0% compared to 7.8% in the 2017 fourth quarter. The improvements in operating income and Adjusted EBITDA were primarily driven by the increase in revenue from Executive Search.

Net income increased to $11.2 million and diluted earnings per share was $0.58 with an effective tax rate of 30.0% in the quarter. A net loss in the 2017 fourth quarter of $39.2 million and diluted loss per share of $2.09 reflected the impairment and restructuring charges and two tax-related charges related to the Tax Cuts & Jobs Act.

Net cash provided by operating activities was $125.8 million, compared to $103.0 million in the 2017 fourth quarter. Cash and cash equivalents at December 31, 2018 were $279.9 million compared to $207.5 million at December 31, 2017, and $164.2 million at September 30, 2018. The company’s cash position typically builds throughout the year as bonuses are accrued, mostly to be paid out in the first quarter.

2018 Results

Consolidated net revenue of $716.0 million increased 15.2%, or $94.6 million, from $621.4 million in 2017. Excluding the impact of exchange rate fluctuations which positively impacted results by $4.0 million, or 0.6%, consolidated net revenue increased 14.6% or $90.7 million. The company’s adoption of ASC 606 on January 1, 2018, increased consolidated net revenue in 2018 by $4.2 million compared to the historical method of revenue recognition.

Executive Search net revenue increased 18.3%, or $100.8 million, to $652.9 million from $552.0 million in 2017. Excluding the impact of exchange rate fluctuations which positively impacted results by $3.3 million, or 0.5%, consolidated net revenue increased $97.6 million or 17.7%. Net revenue increased 19.3% in the Americas, 16.0% in Europe (approximately 12.2% on a constant currency basis), and 17.7% in the Asia Pacific region (approximately 18.5% on a constant currency basis). All of the industry practices contributed to growth in 2018. Productivity was a record $1.9 million per executive search consultant compared to $1.6 million in 2017. The number of confirmed executive searches increased 11.8% and the average revenue per executive search was a record $127,300 compared to $120,300 in 2017.

Heidrick Consulting net revenue declined 9.0%, or $6.2 million, to $63.1 million, from $69.4 million in 2017. Excluding the impact of exchange rate fluctuations, Heidrick Consulting revenue declined 10.0% or $6.9 million. The year-over-year decline largely reflects the impact of new revenue recognition accounting on enterprise license agreements, which increased deferred revenue compared to prior quarters, thereby reducing net revenue by approximately $3.8 million, as well as the company’s realignment initiatives within this segment.

Consolidated salaries and employee benefits expense increased 16.6%, or $72.1 million, to $506.3 million from $434.2 million in the 2017. Fixed compensation expense increased $24.9 million largely reflecting higher costs for talent acquisition and retention of consultants. Variable compensation expense increased $47.2 million, primarily reflecting higher bonus accruals for Executive Search consultant performance.

Salaries and employee benefits expense was 70.7% of net revenue in 2018 compared to 69.9% in 2017. General and administrative expenses in 2018 declined 4.4%, or $6.5 million, to $140.8 million from $147.3 million in 2017. Savings were achieved in a number of expense categories, but a reduction in the use of external third-party consultants to perform client work, lower internal travel expense and lower intangible amortization due to intangible asset impairment recorded in the prior year were three of the largest drivers of the decline in G&A expense. As a percentage of net revenue, general and administrative expenses were 19.7% compared to 23.7% in 2017.

Operating income increased to $68.9 million and the operating margin improved to 9.6%. This compares to an operating loss in 2017 of $26.5 million that reflected four unusual items during the year. Absent these four items, adjusted operating income in 2007 would have been $41.4 million and the adjusted operating margin would have been 6.7%. In the 2017 first quarter, the company reached a settlement with Her Majesty’s Revenue & Customs (“HMRC”) in the United Kingdom regarding HMRC’s challenge of the tax treatment of certain contributions made to Employee Benefits Trusts (“EBT”) between 2002 and 2008. This settlement resulted in $1.5 million of salaries & employee benefits expense. In the 2017 second quarter, the company recorded a non-cash impairment charge of $39.2 million to write off the carrying value of the intangible assets and goodwill related to its former Culture Shaping business. And in the 2017 fourth quarter, the company recorded a non-cash impairment charge of $11.6 million related to its former Leadership Consulting business and a restructuring charge of $15.7 million.

Adjusted EBITDA increased $30.6 million or 50.9% to $90.7 million with an Adjusted EBITDA margin of 12.7%, compared to Adjusted EBITDA of $60.1 million and an Adjusted EBITDA margin of 9.7% in 2017.

Net income increased to $49.3 million and diluted earnings per share was $2.52, with an effective tax rate of 30.1%. The net loss in 2017 was $48.6 million and the diluted loss per share was $2.60, primarily reflecting the restructuring and impairment charges. Despite the loss in 2017, the company had tax expense of $19.2 million, largely driven by the Tax Cuts & Jobs Act, reflecting an effective tax rate of negative 65.3 percent.

Net cash provided by operating activities was $102.9 million, compared to $67.0 million in 2017.

Dividend

The Board of Directors has declared a 2019 first quarter cash dividend increase of 15% to $0.15 per share payable on March 22, 2019 to shareholders of record at the close of business on March 8, 2019. For the last 11 years, Heidrick & Struggles has paid a quarterly cash dividend of $0.13 per share.

2019 First Quarter Outlook

“Heidrick & Struggles is committed to investing for growth and returning excess cash to our shareholders,” said Mark Harris, Chief Financial Officer. “By generating strong adjusted free cash flow, we have the flexibility to do both. Our announcement today of an increase to the quarterly cash dividend reflects our positive outlook for the business and demonstrates the confidence we have in our ability to generate strong cash flow over the long-term. We also remain committed to a well-balanced capital allocation strategy, and have $21.7 million remaining under our current share buyback authorization.”

The company expects 2019 first quarter consolidated net revenue of between $165 million and $175 million. This outlook is based on the average currency rates in December 2018 and reflects, among other factors, management’s assumptions for the anticipated volume of new Executive Search confirmations, Heidrick Consulting assignments, the current backlog, consultant productivity, consultant retention, and the seasonality of its business.

Impact of Adoption of ASC 606

On January 1, 2018, the company adopted ASC 606, Revenue from Contracts with Customers, and applied the modified retrospective method, which involves recognizing the cumulative effect of applying the guidance at the date of initial application with no restatement of the comparative periods presented. This adoption increased consolidated net revenue in the 2018 fourth quarter by $2.9 million and increased 2018 consolidated net revenue by $4.2 million. The new guidance primarily impacts the company’s revenue recognition methodology for executive search upticks and for enterprise licenses to use its culture shaping proprietary tools, referred to as enterprise agreements. The company now estimates uptick revenue and recognizes this revenue over the life of the executive search as opposed to recognition upon the placement of a candidate. Enterprise agreements are now recognized over a longer term due to certain renewal options included in the contract. The following is a summary of the impact on fourth quarter and 2018 revenue by segment:

•

Executive Search—The adoption of the new revenue recognition standard increased revenue in the 2018 fourth quarter by approximately $4.0 million, reflecting a $2.6 million increase in the Americas, a $0.3 million increase in Europe, and a $1.0 million increase in Asia Pacific. For 2018, the adoption of the new revenue recognition standard increased revenue by approximately $8.0 million, reflecting a $4.1 million increase in the Americas, a $1.0 million increase in Europe, and a $3.0 million increase in Asia Pacific.

•	Heidrick Consulting—The adoption of the new revenue recognition standard reduced enterprise revenue by $1.1 million in the 2018 fourth quarter and by $3.8 million in 2018.

Quarterly Conference Call

Executives of Heidrick & Struggles will host a conference call to review its fourth quarter and 2018 financial results today, February 25 at 4:00 pm Central Time. Participants may access the company’s call and supporting slides through its website at www.heidrick.com. For those unable to participate on the live call, a webcast and copy of the slides will be archived at www.heidrick.com and available for up to 30 days following the investor call.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles (Nasdaq: HSII) serves the senior-level talent and leadership needs of the world’s top organizations as a trusted advisor across executive search, leadership assessment and development, organization and team effectiveness, and culture shaping services. Heidrick & Struggles pioneered the profession of executive search 65 years ago. Today, the firm provides integrated leadership solutions to help our clients change the world, one leadership team at a time.® www.heidrick.com

Non-GAAP Financial Measures

To supplement the financial results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Heidrick & Struggles presents certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of comprehensive income, balance sheets or statements of cash flow of the company. Pursuant to the requirements of Regulation G, this earnings release contains the most directly comparable GAAP financial measure to the non-GAAP financial measure.

The non-GAAP financial measures used within this earnings release are Adjusted EBITDA and Adjusted EBITDA margin, Adjusted operating income and Adjusted operating margin. These measures are presented because management uses this information to monitor and evaluate financial results and trends. Management believes this information is also useful for investors. Reconciliations of these non-GAAP financial measures with the most directly comparable measures calculated and presented in accordance with GAAP are provided as schedules attached to this release.

•

Adjusted EBITDA refers to earnings before interest, taxes, depreciation, intangible amortization, equity- settled stock compensation expense, earnout accretion expense related to acquisitions, restructuring and impairment charges, and other non-operating income (expense).

•	Adjusted EBITDA margin refers to Adjusted EBITDA as a percentage of net revenue in the same period.

•

Adjusted operating income refers to operating income excluding the expense associated with a settlement with the HMRC related to the taxation of a legacy U.K. benefit trust obligation in the 2017 first quarter, impairment charges in the 2017 second quarter, impairment charge in the 2017 fourth quarter, and restructuring charges in the 2017 fourth quarter.

•	Adjusted operating margin refers to Adjusted operating income (as explained above) as a percentage of net revenue in the same period.

Safe Harbor Statement

This press release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things, leadership changes, our ability to attract, integrate, develop, manage and retain qualified consultants and senior leaders; our ability to prevent our consultants from taking our clients with them to another firm; our ability to maintain our professional reputation and brand name; the fact that our net revenue may be affected by adverse economic conditions; our clients’ ability to restrict us from recruiting their employees; the aggressive competition we face; our heavy reliance on information management systems; the fact that we face the risk of liability in the services we perform; the fact that data security, data privacy and data protection laws and other evolving regulations and cross-border data transfer restrictions may limit the use of our services and adversely affect our business; social, political, regulatory and legal risks in markets where we operate; the impact of foreign currency exchange rate fluctuations; the fact that we may not be able to align our cost structure with net revenue; unfavorable tax law changes and tax authority rulings; our ability to realize our tax losses; the timing of the establishment or reversal of valuation allowance on deferred tax assets; any impairment of our goodwill, other intangible assets and other long-lived assets; our ability to execute and integrate future acquisitions; the fact that we have anti-takeover provisions that make an acquisition of us difficult and expensive; our ability to access additional credit; and the increased cybersecurity requirements, vulnerabilities, threats and more sophisticated and targeted cyber-related attacks that could pose a risk to our systems, networks, solutions, services and data. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For more information on the factors that could affect the outcome of forward-looking statements, refer to our Annual Report on Form 10-K for the year ended December 31, 2018, under Risk Factors in Item 1A and our quarterly filings with the SEC. We caution the reader that the list of factors may not be exhaustive. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Press Release Contacts:

H&S Investors & Analysts Contact:

Julie Creed—Vice President, Real Estate & Investor Relations

+1 312 496 1774, jcreed@heidrick.com

H&S Media Contact:

Nina Chang—Vice President, Corporate Communications

+1 212 551 1634, nchang@heidrick.com

Heidrick & Struggles International, Inc.

Condensed Consolidated Statements of Comprehensive Income (Loss)

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,
	2018	2017	$ Change	% Change
Revenue
Revenue before reimbursements (net revenue)	$185,305	$169,380	$15,925	9.4%
Reimbursements	5,662	4,916	746	15.2%

Total revenue	190,967	174,296	16,671	9.6%
Operating expenses
Salaries and employee benefits	133,328	125,060	8,268	6.6%
General and administrative expenses	35,285	35,862	(577)	-1.6%
Impairment charges	—	11,564	(11,564)	-100.0%
Restructuring charges	—	15,666	(15,666)	-100.0%
Reimbursed expenses	5,662	4,916	746	15.2%

Total operating expenses	174,275	193,068	(18,793)	-9.7%

Operating income (loss)	16,692	(18,772)	35,464	188.9%
Non-operating expense
Interest, net	645	190
Other, net	(1,355)	(507)

Net non-operating expense	(710)	(317)

Income (loss) before taxes	15,982	(19,089)
Provision for income taxes	4,787	20,119

Net income (loss)	11,195	(39,208)
Other comprehensive income (loss)	(57)	2,356

Comprehensive income (loss)	$11,138	$(36,852)

Basic weighted average common shares outstanding	18,954	18,781

Diluted weighted average common shares outstanding	19,404	18,781

Basic net income (loss) per common share	$0.59	$(2.09)

Diluted net income (loss) per common share	$0.58	$(2.09)

Salaries and employee benefits as a % of net revenue	72.0%	73.8%
General and administrative expenses as a % of net revenue	19.0%	21.2%
Operating income (loss) as a percentage of net income	9.0%	(11.1%)

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended December 31,
	2018	2017	$ Change	% Change	2018 Margin*	2017 Margin*
Revenue
Executive Search
Americas	$109,768	$91,351	$18,417	20.2%
Europe	34,929	34,812	117	0.3%
Asia Pacific	23,816	22,743	1,073	4.7%

Total Executive Search	168,513	148,906	19,607	13.2%
Heidrick Consulting	16,792	20,474	(3,682)	(18.0%)

Revenue before reimbursements (net revenue)	185,305	169,380	15,925	9.4%
Reimbursements	5,662	4,916	746	15.2%

Total revenue	$190,967	$174,296	$16,671	9.6%

Operating income (loss)
Executive Search
Americas (1)	$26,892	$14,379	$12,513	87.0%	24.5%	15.7%
Europe (2)	(604)	(4,194)	3,590	85.6%	(1.7%)	(12.0%)
Asia Pacific (3)	2,391	(3,429)	5,820	169.7%	10.0%	(15.1%)

Total Executive Search	28,679	6,756	21,923	324.5%	17.0%	4.5%
Heidrick Consulting (4)	(2,631)	(12,519)	9,888	79.0%	(15.7%)	(61.1%)

Total segments	26,048	(5,763)	31,811	552.0%	14.1%	(3.4%)
Global Operations Support (5)	(9,356)	(13,009)	3,653	28.1%	(5.0%)	(7.7%)

Total operating income (loss)	$16,692	$(18,772)	$35,464	188.9%	9.0%	(11.1%)

*	Margin based on revenue before reimbursements (net revenue)
(1)	Operating income for the Americas includes $0.8 million of restructuring charges in 2017.
(2)	Operating loss for Europe includes $4.0 million of restructuring charges in 2017.
(3)	Operating loss for Asia Pacific includes $2.0 million of restructuring charges in 2017.
(4)	Operating loss for Heidrick Consulting includes $11.6 million of impairment charges and $3.4 million of restructuring charges in 2017.
(5)	Operating loss for Global Operations Support includes $5.5 million of restructuring charges in 2017.

Heidrick & Struggles International, Inc.

Condensed Consolidated Statements of Comprehensive Income (Loss)

(In thousands, except per share amounts)

(Unaudited)

	Year Ended December 31,
	2018	2017	$ Change	% Change
Revenue
Revenue before reimbursements (net revenue)	$716,023	$621,400	$94,623	15.2%
Reimbursements	19,632	18,656	976	5.2%

Total revenue	735,655	640,056	95,599	14.9%
Operating expenses
Salaries and employee benefits	506,349	434,219	72,130	16.6%
General and administrative expenses	140,817	147,316	(6,499)	(4.4%)
Impairment charges	—	50,722	(50,722)	(100.0%)
Restructuring charges	—	15,666	(15,666)	(100.0%)
Reimbursed expenses	19,632	18,656	976	5.2%

Total operating expenses	666,798	666,579	219	0.0%

Operating income (loss)	68,857	(26,523)	95,380	359.6%
Non-operating income (expense)
Interest, net	1,141	385
Other, net	494	(3,280)

Net non-operating income (expense)	1,635	(2,895)

Income (loss) before taxes	70,492	(29,418)
Provision for income taxes	21,197	19,217

Net income (loss)	49,295	(48,635)
Other comprehensive income (loss)	(3,164)	9,993

Comprehensive income (loss)	$46,131	$(38,642)

Basic weighted average common shares outstanding	18,917	18,735

Diluted weighted average common shares outstanding	19,532	18,735

Basic net income (loss) per common share	$2.61	$(2.60)

Diluted net income (loss) per common share	$2.52	$(2.60)

Salaries and employee benefits as a % of net revenue	70.7%	69.9%
General and administrative expenses as a % of net revenue	19.7%	23.7%
Operating income (loss) as a percentage of net income	9.6%	(4.3%)

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

(Unaudited)

	Year Ended December 31,
	2018	2017	$ Change	% Change	2018 Margin*	2017 Margin*
Revenue
Executive Search
Americas	$405,267	$339,793	$65,474	19.3%
Europe	145,348	125,346	20,002	16.0%
Asia Pacific	102,276	86,905	15,371	17.7%

Total Executive Search	652,891	552,044	100,847	18.3%
Heidrick Consulting	63,132	69,356	(6,224)	(9.0%)

Revenue before reimbursements (net revenue)	716,023	621,400	94,623	15.2%
Reimbursements	19,632	18,656	976	5.2%

Total revenue	$735,655	$640,056	$95,599	14.9%

Operating income (loss)
Executive Search
Americas (1)	$96,880	$75,337	$21,543	28.6%	23.9%	22.2%
Europe (2)	5,849	13	5,836	NM	4.0%	0.0%
Asia Pacific (3)	15,999	537	15,462	NM	15.6%	0.6%

Total Executive Search	118,728	75,887	42,841	56.5%	18.2%	13.7%
Heidrick Consulting (4)	(13,619)	(62,368)	48,749	78.2%	(21.6%)	(89.9%)

Total segments	105,109	13,519	91,590	NM	14.7%	2.2%
Global Operations Support (5)	(36,252)	(40,042)	3,790	9.5%	(5.1%)	(6.4%)

Total operating income (loss)	$68,857	$(26,523)	$95,380	NM	9.6%	(4.3%)

*	Margin based on revenue before reimbursements (net revenue)
(1)	Operating income for the Americas includes $0.8 million of restructuring charges in 2017.
(2)	Operating income for Europe includes $4.0 million of restructuring charges in 2017.
(3)	Operating income for Asia Pacific includes $2.0 million of restructuring charges in 2017.
(4)	Operating loss for Heidrick Consulting includes $50.7 million of impairment charges and $3.4 million of restructuring charges in 2017.
(5)	Operating loss for Global Operations Support includes $5.5 million of restructuring charges in 2017.

Heidrick & Struggles International, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2018	December 31, 2017
	(Unaudited)
Current assets
Cash and cash equivalents	$279,906	$207,534
Accounts receivable, net	114,977	98,700
Prepaid expenses	22,766	22,003
Other current assets	29,598	11,620
Income taxes recoverable	3,620	3,933

Total current assets	450,867	343,790

Non-current assets
Property and equipment, net	33,871	39,514
Assets designated for retirement and pension plans	15,035	17,130
Investments	19,442	21,319
Other non-current assets	22,276	8,999
Goodwill	122,092	118,892
Other intangible assets, net	2,216	2,158
Deferred income taxes	34,830	35,402

Total non-current assets	249,762	243,414

Total assets	$700,629	$587,204

Current liabilities
Accounts payable	$9,166	$9,824
Accrued salaries and employee benefits	227,653	177,426
Deferred revenue, net	40,673	31,272
Other current liabilities	33,219	40,346
Income taxes payable	8,240	6,924

Total current liabilities	318,951	265,792

Non-current liabilities
Accrued salaries and employee benefits	57,234	40,308
Retirement and pension plans	39,865	44,802
Other non-current liabilities	17,423	23,597

Total non-current liabilities	114,522	108,707

Stockholders’ equity	267,156	212,705

Total liabilities and stockholders’ equity	$700,629	$587,204

Heidrick & Struggles International, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended December 31,
	2018	2017
Cash flows—operating activities
Net income (loss)	$11,195	$(39,208)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	2,964	3,504
Deferred income taxes	(3,058)	13,650
Stock-based compensation expense	2,184	1,020
Accretion expense related to earnout payments	322	202
Impairment charges	—	11,564
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	43,298	30,721
Accounts payable	235	1,425
Accrued expenses	67,692	56,373
Restructuring accrual	(784)	13,025
Deferred revenue	(2,084)	(4,051)
Income taxes payable, net	2,760	3,425
Retirement and pension assets and liabilities	(473)	267
Prepaid expenses	2,523	2,428
Other assets and liabilities, net	(987)	8,626

Net cash provided by operating activities	125,787	102,971

Cash flows—investing activities
Acquisition of business	36	—
Capital expenditures	(1,021)	(861)
Purchases of available for sale investments	(155)	(152)
Proceeds from sale of available for sale investments	105	133

Net cash used in investing activities	(1,035)	(880)

Cash flows—financing activities
Debt issuance costs	(981)	—
Cash dividends paid	(2,608)	(2,435)
Acquisition earnout payments	(3,592)	—

Net cash used in financing activities	(7,181)	(2,435)

Effect of exchange rate fluctuations on cash, cash equivalents and restricted cash	(2,123)	2,168

Net increase (decrease) in cash, cash equivalents, and restricted cash	115,448	101,824
Cash, cash equivalents, and restricted cash at beginning of period	164,814	106,338

Cash, cash equivalents, and restricted cash at end of period	$280,262	$208,162

Heidrick & Struggles International, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Year Ended December 31,
	2018	2017
Cash flows—operating activities
Net income (loss)	$49,295	$(48,635)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	12,522	14,774
Deferred income taxes	(3,496)	(1,690)
Stock-based compensation expense	8,947	4,935
Accretion expense related to earnout payments	1,285	1,038
Impairment charges	—	50,722
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(16,759)	(1,882)
Accounts payable	(526)	1,474
Accrued expenses	71,526	18,330
Restructuring accrual	(11,617)	13,025
Deferred revenue	(1,899)	2,010
Income taxes payable, net	757	3,381
Retirement and pension assets and liabilities	(1,492)	3,065
Prepaid expenses	(893)	797
Other assets and liabilities, net	(4,748)	5,626

Net cash provided by operating activities	102,902	66,970

Cash flows—investing activities
Acquisition of business	(3,083)	(364)
Capital expenditures	(5,960)	(14,022)
Purchases of available for sale investments	(2,201)	(2,269)
Proceeds from sale of available for sale investments	2,995	1,404

Net cash used in investing activities	(8,249)	(15,251)

Cash flows—financing activities
Proceeds from line of credit	20,000	40,000
Payments on line of credit	(20,000)	(40,000)
Debt issuance costs	(981)	—
Cash dividends paid	(10,181)	(10,111)
Payment of employee tax withholdings on equity transactions	(2,234)	(2,392)
Acquisition earnout payments	(3,592)	(4,557)
Net cash used in financing activities	(16,988)	(17,060)

Effect of exchange rate fluctuations on cash, cash equivalents and restricted cash	(5,565)	7,933

Net increase in cash, cash equivalents, and restricted cash	72,100	42,592
Cash, cash equivalents, and restricted cash at beginning of period	208,162	165,570

Cash, cash equivalents, and restricted cash at end of period	$280,262	$208,162

Heidrick & Struggles International, Inc.

Reconciliation of Net Income (Loss) and Operating Income (Loss) (GAAP) to Adjusted EBITDA (Non-GAAP)

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Revenue before reimbursements (net revenue)	$185,305	$169,380	$716,023	$621,400
Net income (loss)	11,195	(39,208)	49,295	(48,635)
Interest, net	(645)	(190)	(1,141)	(385)
Other, net	1,355	507	(494)	3,280
Provision for income taxes	4,787	20,119	21,197	19,217

Operating income (loss)	16,692	(18,772)	68,857	(26,523)
Adjustments
Salaries and employee benefits
Stock-based compensation expense	2,630	1,020	8,385	4,597
General and administrative expenses
Depreciation	2,688	3,038	11,025	10,417
Intangible amortization	276	466	1,496	4,357
Earnout accretion	(43)	202	920	854
Impairment charges	—	11,564	—	50,722
Restructuring charges	—	15,666		15,666

Total adjustments	5,551	31,956	21,826	86,613
Adjusted EBITDA	$22,243	$13,184	$90,683	$60,090

Adjusted EBITDA Margin	12.0%	7.8%	12.7%	9.7%

Heidrick & Struggles International, Inc.

Reconciliation of Operating Income (Loss) and Adjusted Operating Income (Non-GAAP)

(In thousands)

(Unaudited)

	Three Months Ended December 31,	Year Ended December 31,
	2017	2017
Revenue before reimbursements (net revenue)	$169,380	$621,400
Operating income (loss)	(18,772)	(26,523)
Adjustments
U.K. EBT settlement (1)	—	1,501
Impairment charges (2)	11,564	50,722
Restructuring charges (3)	15,666	15,666

Total adjustments	27,230	67,889

Adjusted operating income	$8,458	$41,366

Operating income (loss) as a % of net revenue	-11.1%	-4.3%
Adjusted operating income as a % of net revenue	5.0%	6.7%

Heidrick & Struggles International, Inc.

Reconciliation of Net Income (Loss) and Adjusted Net Income (Non-GAAP)

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,	Year Ended December 31,
	2017	2017
Net income (loss)	$(39,208)	$(48,635)
Adjustments
U.K. EBT settlement (1)	—	3,880
Impairment charges (2)	11,564	50,722
Restructuring charges (3)	15,666	15,666
Tax effect on above adjustments	(8,977)	(24,491)
2017 Tax Reform Act (4)	23,732	23,732

Total adjustments	41,985	69,509

Adjusted net income	$2,777	$20,874

Basic weighted average common shares outstanding	18,781	18,735
Dilutive common shares	344	406

Diluted weighted average common shares outstanding	19,125	19,141

Basic net income (loss) per common share	$(2.09)	$(2.60)
Diluted net income (loss) per common share	$(2.09)	$(2.60)
Adjusted basic net income per common share	$0.15	$1.11
Adjusted diluted net income per common share	$0.15	$1.09

Explanation of Non-GAAP adjustments

(1)

On March 31, 2017, the Company reached a settlement with Her Majesty’s Revenue and Customs (“HMRC”) in the United Kingdom regarding HMRC’s challenge of the tax treatment of certain of the Company’s contributions in the United Kingdom to an Employee Benefits Trust between 2002 and 2008. The Company has recorded $1.5 million related to the Pay as You Earn tax and Class 1 National Insurance Contributions and the respective beneficiary reimbursements as a component of Salaries and employee benefits in the Condensed Consolidated Statement of Comprehensive Income (Loss) for the year ended December 31, 2017. Inheritance tax and interest expense of $2.4 million incurred as a result of the settlement is recorded as a component of Other, net in the Condensed Consolidated Statement of Comprehensive Income (Loss) for the year ended December 31, 2017.

(2)

Includes $11.6 million of goodwill and intangible asset impairment related to our Leadership Consulting operating segment for the three months ended December 31, 2017. Includes $11.6 million and $39.2 million of goodwill and intangible asset impairment related to our Leadership Consulting and Culture Shaping operating segments, respectively, for the year ended December 31, 2017. In 2018, the Company completed its integration of its Leadership Consulting and Culture Shaping businesses into one combined service offering, Heidrick Consulting.

(3)

In 2017, the Company recorded restructuring charges of $15.7 million in connection with initiatives to reduce overall costs and improve operational efficiencies. These charges consist of $13.1 million of employee-related costs, including severance associated with reductions in our workforce, $2.3 million of other professional and consulting fees and $0.3 million of expenses associated with closing three office locations.

(4)	Represents the impact of the “Tax Cuts and Jobs Act” enacted on December 22, 2017.